EXHIBIT 10.2
StarTek, Inc.
2008 Equity Incentive Plan
Non-Statutory Stock Option Agreement
(Employee)

Name of Participant:

Number of Shares Covered:	Date of Grant:

Exercise Price Per Share:	Expiration Date:

Exercise Schedule (Cumulative):

Date(s) of Exercisability	Number of Shares as to Which Option Becomes Exercisable

This is a Non-Statutory Stock Option Agreement (the “Agreement”), effective as of the Date of Grant specified above, between StarTek, Inc., a Delaware corporation (the “Company”), and you, the Participant identified above.
Background*
A. The Company maintains the StarTek, Inc. 2008 Equity Incentive Plan (the “Plan”).
B. Under the Plan, the Committee appointed by the Board administers the Plan and has the authority to determine the Awards to be granted under the Plan.
C. The Committee has determined that you are eligible to receive an Award under the Plan in the form of a Non-Statutory Stock Option.

*
Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

D. The Company hereby grants such an option to you subject to the following terms and conditions:
Terms and Conditions
1. Grant. You are granted an option to purchase the number of Shares specified in the table at the beginning of this Agreement (the “Option”).
2. Exercise Price. The purchase price to you of each Share subject to the Option will be the Exercise Price specified in the table at the beginning of this Agreement.
3. Non-Statutory Stock Option. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
4. Exercise Schedule. The Option will vest and become exercisable as to the number of Shares and on the dates specified in the Exercise Schedule in the table at the beginning of this Agreement. The Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you (or the person otherwise entitled to exercise the Option as provided herein) may exercise it and purchase all or any portion of the Shares that may then be purchased under the Exercise Schedule. The Option may also be exercised on an accelerated basis (notwithstanding the Exercise Schedule) as and to the extent described in Section 8 of this Agreement, if it has not expired prior thereto.
5. Expiration. The Option will expire at 5:00 p.m. Mountain Time on the earliest of:
(a) The Expiration Date specified in the table at the beginning of this Agreement (which date shall not be later than ten years after the Date of Grant);
(b) The last day of the period after the termination of your Service during which the Option can be exercised (as specified in Section 7 of this Agreement);
(c) The date your Service is terminated for Cause; or
(d) The date (if any) the Option is cancelled pursuant to Section 14 of the Plan.
No one may exercise the Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.
6. Procedure to Exercise Option.
(a) Notice of Exercise. The Option may be exercised by delivering written or electronic notice of exercise, in a form prescribed by the Committee, to the Company’s Secretary at the Company’s headquarters, or to the Company’s outside Plan administrator if one has been appointed. The notice shall state the number of Shares to be purchased, and shall be signed (or authenticated if in electronic form) by the person exercising the Option. If you are not the person exercising the Option, the person exercising must also submit appropriate proof of his/her right to exercise the Option.

(b) Tender of Payment. Upon giving notice of any exercise hereunder, you shall provide for payment of the purchase price of the Shares being purchased and the amount of any tax withholding required in connection with such exercise as provided in Section 16 of the Plan through one or a combination of the following methods:
(1) Cash (including check, bank draft or money order);
(2) To the extent permitted by law, through a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver to the Company proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise in payment of the purchase price of such Shares and the amount of any applicable withholding tax;
(3) By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares and the amount of any applicable withholding tax (or in lieu of such delivery, by tender through attestation of such Shares in accordance with such procedures as the Committee may permit); or
(4) By authorizing the Company to retain, from the total number of Shares as to which the Option is exercised, that number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price for the total number of Shares as to which the Option is exercised and the amount of any applicable withholding tax.
Notwithstanding the foregoing, you shall not be permitted to pay any portion of the purchase price with Shares, or by authorizing the Company to retain Shares upon exercise of the Option, if the Committee, in its sole discretion, determines that payment in such manner is undesirable.
(c) Delivery of Shares. Subject to Section 22(c) of the Plan, as soon as practicable after the Company receives the notice and payments provided for above, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased (net of the number of Shares sold or withheld, if any, to pay the exercise price and withholding tax), as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.
7. Continuous Service Requirement. Except as otherwise provided in this Section 7, the Option may be exercised only if you have continuously provided Service to the Company or an Affiliate since the Date of Grant and continue to provide Service on the exercise date. However, the Option may be exercised after termination of your Service (but in no event after the expiration of the Option) in the following situations:

(a) The Option may be exercised for six months after termination of your Service because of death or Disability, but only to the extent that it was exercisable immediately prior to the termination of Service.
(b) The Option may be exercised for three months after termination of your Service for any reason other than death, Disability or Cause, but only to the extent that it was exercisable immediately prior to the termination of Service.
(c) If your Service terminates after a declaration made pursuant to Section 14 of the Plan in connection with a Corporate Transaction, the Option may be exercised at any time permitted by such declaration.
8. Acceleration of Vesting.
(a) Change in Control. If a Change in Control shall occur, then this Option shall immediately become exercisable with respect to 50% of the Shares as to which such Option was not yet exercisable immediately prior to the Change in Control. The number of Shares scheduled to become vested and exercisable on each date specified in the Exercise Schedule after the date of the Change in Control will be correspondingly reduced by 50%.
(b) Termination After Change in Control. If, in connection with a Change in Control, this Option is either (i) continued in effect by the Company, or (ii) assumed or replaced by the surviving or successor corporation or its Parent, and if within two years after the Change in Control you experience an involuntary termination of Service for reasons other than Cause, then this Option shall immediately become exercisable in full and shall remain exercisable for twenty-four months (but not beyond the Expiration Date).
(c) Corporate Transaction. In the event of a Corporate Transaction, at the time of any declaration pursuant to Section 14(b) of the Plan, this Option, if not already exercised in full or otherwise terminated, expired or cancelled, shall become immediately exercisable in full and shall remain exercisable during the period preceding the time of cancellation of the Option pursuant to such declaration.
9. Limitation on Transfer. During your lifetime, only you or your guardian or legal representative may exercise the Option. You may not assign or transfer the Option other than [(i)] by will or the laws of descent and distribution[, or (ii) by gift to any “family member” (as defined in Section 6(c) of the Plan) of yours].
10. No Stockholder Rights Before Exercise. No person shall have any rights as a stockholder with respect to any Shares subject to the Option until the Shares actually are issued to such person upon exercise of the Option.
11. Changes in Capitalization. If an “equity restructuring” (as defined in Section 18 of the Plan) occurs that causes the per share value of the Shares to change, the Committee shall make such equitable adjustments to the Option as are contemplated by Section 18 of the Plan in order to avoid dilution or enlargement of your rights hereunder. The Committee may make such equitable adjustments to this Option as and to the extent provided in Section 18 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 18 of the Plan.

12. Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
13. Discontinuance of Service. Neither this Agreement nor the Option shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such Service. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between you and the Company or any Affiliate.
14. Option Subject to Plan. The Option evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement. This Agreement shall in all respects be interpreted in accordance with the terms of the Plan. If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.
15. Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of the Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.
16. Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns.
17. Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
You and the Company have executed this Agreement as of the  _____  day of  _____  , 20_.

PARTICIPANT

STARTEK, INC.

By

Its

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